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                                  EXHIBIT (21)
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Subsidiaries of Emerald Isle Bancorp, Inc.


       The following are the only subsidiaries of Emerald Isle Bancorp, Inc.:


Direct Subsidiary                       Jurisdiction of Incorporation
-----------------                       -----------------------------

The Hibernia Savings Bank               Massachusetts


Indirect Subsidiaries                   Jurisdiction of Incorporation
------------------------                -----------------------------

Meath Corporation(1)                    Massachusetts

Kildare Corporation(1)                  Massachusetts

The Limerick Securities Corporation(1)  Massachusetts

Roscommon Realty Corporation(2)         Massachusetts

Mayo Corporation(2)                     Massachusetts

Donegal Realty Corporation(2)           Massachusetts

Athlone Corporation(2)                  Massachusetts


(1) Subsidiaries of The Hibernia Savings Bank

(2) Subsidiaries of Kildare Corporation